EXHIBIT (G)

                          INVESTMENT ADVISORY AGREEMENT

                   DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.




                                                             August 24, 1994



The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

Dear Sirs:

          The above-named investment company (the "Fund") herewith confirms its agreement with you as follows:

          The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund intends to employ The Boston Company Advisors, Inc. (the "Administrator") to act as its administrator and desires to employ you to act as its investment adviser.

          In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

          Subject to the supervision and approval of the Fund's Board, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objectives and policies as stated in its Prospectus as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. You will furnish to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting its portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

          You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

          In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the annual rate of .50 of 1% of the value of the Fund's average weekly net assets. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund's net assets.

          You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, and other expenses in any way related to the execution, recording and settlement of portfolio securities transactions, fees of Board members who are not your or the Administrator's officers, directors or employees or holders of 5% or more of your or the Administrator's outstanding voting securities, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend paying agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, expenses of listing, and maintaining the listing of, the Fund's common stock on any stock exchange, costs incurred in the offering of any preferred stock of the Fund, costs of independent pricing services, costs of maintaining the Fund's existence, expenses of reacquiring shares of common stock and/or any preferred stock of the Fund, expenses in connection with the Fund's Dividend Reinvestment Plan, costs of maintaining the required books and accounts, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and mailing share certificates, proxy statements and prospectuses, costs of stockholders' reports and meetings, and any extraordinary expenses.

          The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

          In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

          This Agreement shall continue until September 30, 1994, and thereafter shall continue automatically for successive annual periods ending on September 30th of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of the Fund's shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act).

          The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Dreyfus" in any form or combination of words.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                          Very truly yours,

                                          DREYFUS STRATEGIC MUNICIPAL BOND
                                             FUND, INC.


                                          By: s/ RICHARD J. MOYNIHAN
                                              -------------------------
                                              Richard J. Moynihan, President

Accepted:

THE DREYFUS CORPORATION


By: s/ DANIEL C. MACLEAN
   ----------------------------------
    Daniel C. Maclean, Vice President